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THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE, NOR A SOLICITATION OF AN
OFFER TO SELL THE SECURITIES. THE OFFER IS MADE ONLY BY THE OFFER TO PURCHASE AND THE RELATED AGREEMENT OF TRANSFER AND SALE AND IS NOT BEING MADE (NOR WILL TENDERS BE ACCEPTED FROM) HOLDERS OF BACS IN ANY JURISDICTION WHICH THE OFFER OR THE ACCEPTANCE THEREOF WILL NOT BE IN COMPLIANCE WITH THE SECURITIES LAWS OF SUCH JURISDICTION; IN THOSE JURISDICTIONS WHERE SECURITIES LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF THE PURCHASER ONLY BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                  NOTICE OF EXTENSION OF OFFER TO PURCHASE FOR CASH
        UP TO 299,000 SERIES 25 BENEFICIAL ASSIGNEE CERTIFICATES (THE "BACS")
            OF BOSTON CAPITAL TAX CREDIT FUND IV L.P. (THE "PARTNERSHIP")
         BY VALLEY CREEK CAPITAL, LLC, A DELAWARE LIMITED LIABILITY COMPANY
                                  (THE "PURCHASER")


The offer to purchase for cash up to 299,000 BACs held by the BAC Holders of the Partnership (the "BAC Holders") at $6.75 per BAC has been extended and is now scheduled to expire at 12:00 midnight, Eastern Time on June 3, 1998, and unless and until the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open. As of the close of business on May 7, 1998, 2,000 BACs have been tendered to Purchaser and not withdrawn.


                                     May 12, 1998